7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER FISCAL 2015 FINANCIAL RESULTS
Second Quarter Fiscal 2015 Diluted Earnings Per Share Increase 84.6 Percent to $0.24

Evansville, Indiana, September 1, 2015 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the second quarter ended August 1, 2015.

Second Quarter Fiscal 2015 Highlights

·	Net sales increased $5.7 million to $227.8 million, compared to $222.1 million in the second quarter of fiscal 2014

·	Comparable store sales increased 0.5 percent, in-line with the Company’s guidance

·	Merchandise margin increased 1.1 percent, compared to the second quarter of fiscal 2014

·	Earnings per diluted share increased 84.6 percent to $0.24, compared to $0.13 in the second quarter of fiscal 2014

Cliff Sifford, President and CEO, stated, “We are pleased with our second quarter financial performance.  Our strong quarterly earnings were driven by a combination of higher merchandise margins and lower advertising expenses. Comparable store sales were in-line with our expectations as the solid start to the quarter was muted by an anticipated shift in tax-free holidays to the third quarter of this year from the second quarter of fiscal 2014.  We believe our assortment of branded, family footwear, favorable inventory position, and our multi-channel initiatives positioned us well to capture the robust back-to-school sales with our August comparable store sales up high single digits.”

Mr. Sifford concluded, “We recently hosted a major grand opening event in Philadelphia, Pennsylvania, our latest large market. Also, we look forward to opening two complementary small market stores in the Midwest in the second half of fiscal 2015.”

Second Quarter Financial Results

The Company reported net sales of $227.8 million for the second quarter of fiscal 2015, a 2.6 percent increase, as compared to net sales of $222.1 million for the second quarter of fiscal 2014.  Comparable store sales increased 0.5 percent in the second quarter of fiscal 2015.

The gross profit margin for the second quarter of fiscal 2015 increased to 29.1 percent compared to 28.0 percent in the second quarter of fiscal 2014.  The merchandise margin increased 1.1 percent while buying, distribution and occupancy expenses remained flat as a percentage of sales.

Selling, general and administrative expenses for the second quarter of fiscal 2015 increased $0.4 million to $58.4 million.  As a percentage of net sales, these expenses decreased to 25.6 percent compared to 26.1 percent in the second quarter of fiscal 2014.

Net earnings for the second quarter of fiscal 2015 were $4.8 million, or $0.24 per diluted share.  For the second quarter of fiscal 2014, the Company reported net earnings of $2.6 million, or $0.13 per diluted share.

Six Month Financial Results

Net sales during the first six months of fiscal 2015 increased $22.8 million to $480.6 million as compared to the same period last year.  Comparable store sales for the twenty-six week period ended August 1, 2015, increased 1.8 percent.  Net earnings for the first six months of fiscal 2015 were $15.2 million, or $0.76 per diluted share, compared to net earnings of $11.7 million, or $0.58 per diluted share, in the first six months of fiscal 2014.  The gross profit margin for the first six months of fiscal 2015 was 29.3 percent compared to 28.8 percent in the same period last year.  Selling, general and administrative expenses, as a percentage of net sales, were 24.1 percent for the first six months of fiscal 2015 compared to 24.5 percent during the same period in fiscal 2014.  The Company opened 12 stores and closed 12 stores during the first six months of fiscal 2015 as compared to opening 23 stores and closing 1 store in the first six months of fiscal 2014.

Fiscal 2015 Earnings Outlook

The Company continues to expect fiscal 2015 net sales to be in the range of $977 million to $991 million, with a comparable store sales increase in the range of 1.5 percent to 3.0 percent. Earnings per diluted share for the fiscal year are expected to be in the range of $1.42 to $1.48. This represents an increase of 12 percent to 17 percent over fiscal 2014 earnings per diluted share of $1.27.

Store Growth

The Company expects to open 21 new stores and close 15 stores closings in fiscal 2015.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Stores Closings
1st quarter 2015	7	6
2nd quarter 2015	5	6
3rd quarter 2015	6	2
4th quarter 2015	3	1
Fiscal year 2015	21	15

The five new stores opened during the second quarter include locations in:

City	Market	Total Stores in the Market
Adrian, MI	Toledo	4
Bensalem, PA	Philadelphia	7
Philadelphia, PA	Philadelphia	7
Mays Landing, NJ	Philadelphia	7
Moorestown, NJ	Philadelphia	7

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the second quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of September 1, 2015, the Company operates 400 stores in 34 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended August 1, 2015	Thirteen Weeks Ended August 2, 2014	Twenty-six Weeks Ended August 1, 2015	Twenty-six Weeks Ended August 2, 2014
Net sales	$227,822	$222,073	$480,589	$457,843
Cost of sales (including buying,
distribution and occupancy costs)	161,548	159,854	339,626	326,042
Gross profit	66,274	62,219	140,963	131,801
Selling, general and administrative
expenses	58,397	57,955	116,056	112,328
Operating income	7,877	4,264	24,907	19,473
Interest income	(31)	(3)	(34)	(9)
Interest expense	42	41	84	83
Income before income taxes	7,866	4,226	24,857	19,399
Income tax expense	3,049	1,642	9,644	7,664
Net income	$4,817	$2,584	$15,213	$11,735

Net income per share:
Basic	$0.24	$0.13	$0.76	$0.58
Diluted	$0.24	$0.13	$0.76	$0.58

Weighted average shares:
Basic	19,593	19,856	19,590	19,908
Diluted	19,606	19,869	19,604	19,923

Cash dividends declared per share	$0.065	$0.06	$0.125	$0.12

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	August 1, 2015	January 31, 2015	August 2, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$39,503	$61,376	$32,686
Accounts receivable	2,449	2,928	3,808
Merchandise inventories	349,037	287,877	337,648
Deferred income taxes	1,154	957	852
Other	9,093	5,991	12,876
Total Current Assets	401,236	359,129	387,870
Property and equipment-net	105,817	101,294	100,648
Deferred income taxes	7,003	4,227	7,164
Other noncurrent assets	831	366	432
Total Assets	$514,437	$465,016	$496,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$95,934	$67,999	$105,721
Accrued and other liabilities	20,740	15,123	19,396
Total Current Liabilities	116,674	83,122	125,117
Deferred lease incentives	30,411	29,908	26,426
Accrued rent	11,137	10,505	10,115
Deferred compensation	10,313	9,901	9,105
Other	370	382	202
Total Liabilities	168,905	133,818	170,965
Total Shareholders' Equity	345,532	331,198	325,149
Total Liabilities and Shareholders' Equity	$514,437	$465,016	$496,114

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six Weeks Ended August 1, 2015	Twenty-six Weeks Ended August 2, 2014
Cash flows from operating activities:
Net income	$15,213	$11,735
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	11,378	9,518
Stock-based compensation	1,752	1,812
Loss on retirement and impairment of assets	422	267
Deferred income taxes	(2,973)	(3,382)
Lease incentives	2,628	3,060
Other	(1,804)	(42)
Changes in operating assets and liabilities:
Accounts receivable	230	529
Merchandise inventories	(61,160)	(52,847)
Accounts payable and accrued liabilities	34,369	47,439
Other	(3,116)	(8,918)

Net cash (used in) provided by operating activities	(3,061)	9,171

Cash flows from investing activities:
Purchases of property and equipment	(16,679)	(19,730)
Proceeds from sale of property and equipment
Proceeds from notes receivable	250	250

Net cash used in investing activities	(16,429)	(19,480)

Cash flows from financing activities:
Proceeds from issuance of stock	128	155
Dividends paid	(2,497)	(2,430)
Excess tax benefits from stock-based compensation	32	35
Purchase of common stock for treasury	0	(3,000)
Shares surrendered by employees to pay taxes on restricted stock	(46)	(18)

Net cash used in financing activities	(2,383)	(5,258)

Net decrease in cash and cash equivalents	(21,873)	(15,567)
Cash and cash equivalents at beginning of period	61,376	48,253

Cash and cash equivalents at end of period	$39,503	$32,686